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                            Exhibit 99.1

           IMMEDIATE
           PATRICK T. FARRELL
           314/877-7095

                    RALCORP REPORTS FISCAL 1996
                 FOURTH QUARTER, YEAR-END RESULTS

ST. LOUIS, MO, OCTOBER 31, 1996 . . . Ralcorp Holdings, Inc., today reported sales and earnings for its fourth quarter ended September 30, 1996, of $224.6 million and $2.4 million, excluding a one-time asset impairment charge against earnings to reflect a write down in the value of the Company's private label cereal assets. That compares to $245.2 million and $2.9 million for the same quarter last year, also excluding a one-time charge.
For the full fiscal year, sales and earnings were $1,027.4 million and
$32.4 million, respectively, again excluding the fourth quarter asset impairment charge as well as a cereal restructuring charge taken by the Company in this year's third quarter. For the full year in fiscal 1995, sales were $1,013.4 million and earnings were $47.0 million excluding a
one-time charge.   Including the impairment charge and a separate
restructuring charge in the third quarter, the Company recognized losses of $66.4 million in this year's fourth quarter, and $46.8 million for the year.

Earnings per share without the impairment charge were $.07 for this year's fourth quarter. Earnings per share without the impairment and restructuring charges were $.98 for fiscal year 1996, compared to $.09 for the fourth
quarter and $1.41 for the year in fiscal 1995, again excluding charges.   On
a per share basis including one-time charges, the Company recognized losses of $2.02 in the fourth quarter and $1.42 for the year. In fiscal 1995, the Company recognized a fourth quarter loss per share of $.32 and earnings per share of $1.00 for the year, including the fourth quarter one-time charge.

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FIRST ADD - RALCORP HOLDINGS

The Company announced today that it has taken a $109.5 million pre-tax impairment charge ($68.8 million or $2.09 per share after tax) related to the Company's private label ready-to-eat and hot cereal operations. Recent and dramatic changes in the ready-to-eat cereal industry have resulted in significant price reductions in the category and reduced the long-term cash flow and earnings generating capabilities of the Company's private label cereal operation. Generally accepted accounting principles require the Company to write down the value of its private label cereal operating assets to levels deemed recoverable through future operating cash flows.

In the third quarter of fiscal 1996, the Company also incurred a one-time $20.7 million restructuring charge ($13.0 million or $.39 per share after tax), to cover costs related to the partial closing of a cereal plant and the elimination of approximately 290 jobs. In this year's fourth quarter, the Company reversed $4.2 million of that charge ($2.6 million or $.08 per share after tax), although the impact on earnings was offset by $4.0 million of transaction fees related to the proposed sale of the Company's Resort Operations. The charge taken in last year's fourth quarter was for $21.9 million ($13.6 million or $.41 per share after tax) which related to the Company's hot cereal and industrial oats operations.

                                                              Business Segment Information
                                                              ----------------------------

                                                            Three Months Ended September 30,
                                                            --------------------------------

                                                     Sales                         Operating Profit
                                         ------------------------------    ---------------------------------
                                              1996             1995            1996                1995
                                         -------------     ------------    ------------        -------------
Consumer Foods                           $      210.7      $      232.0    $       22.0 <F*>   $       21.8

Resort Operations                                13.9              13.2            (8.9)               (8.7)
                                         ------------      ------------    ------------        ------------
     Total                               $      224.6      $      245.2    $       13.1        $       13.1
                                         ============      ============    ============        ============

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SECOND ADD - RALCORP HOLDINGS

                                                           Twelve Months Ended September 30,
                                                           ---------------------------------

                                                     Sales                         Operating Profit
                                         ------------------------------    ---------------------------------
                                              1996             1995            1996                1995
                                         -------------     ------------    ------------        -------------

Consumer Foods                           $      892.0      $      886.0    $       67.3 <F*>   $       95.5

Resort Operations                               135.4             127.4            23.0                17.1
                                         ------------      ------------    ------------        ------------
     Total                               $    1,027.4      $    1,013.4    $       90.3        $      112.6
                                         ============      ============    ============        ============

<F*> Excluded from both the three and twelve month periods ended September 30, 1996 is a $109.5 million pre-tax charge related to the impairment of assets associated with the Company's private label cereal operations.
     Also excluded from the twelve month period ended September 30, 1996, is a $16.5 million net pre-tax, charge related to the restructuring of the Company's cereal subsidiary.

CONSUMER FOODS (EXCLUDING CHARGES)
Consumer Foods operating profit was flat in this year's fourth quarter as significant cereal volume declines were offset by a favorable adjustment to the advertising and promotion (A&P) accrual and the reversal of part of the third quarter restructuring charge. The A&P accrual adjustment is due to lower than anticipated redemption levels for in-ad trade coupon programs and a shift by the Company to more volume-specific trade promotions that proved less costly in light of declines in anticipated volumes. As previously mentioned, the Company reversed $4.2 million of their $20.7 million third quarter restructuring charge. The reversal of part of the previously recorded charge was required because of lower than expected Battle Creek benefits costs and a mutual decision by the Company and General Mills to continue to support declining share brands. The Company had expected to discontinue the fractional share brands in the third quarter.

Operating profit in baby food was down for the quarter due to increased competitive activity and reduced volume, but this decline was partially offset by improved operating profit in the cracker and cookie business due to strong volume improvements.

THIRD ADD - RALCORP HOLDINGS

For the year, Consumer Foods operating profit was down 29.5 percent on significantly lower cereal volume and higher advertising and promotion spending, partially offset by improved volume performances in baby food, crackers and cookies and branded snacks.

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Consumer Foods sales were off 9.2 percent for the quarter on significantly lower cereal and lower baby food volume. For the year, Consumer Foods sales were flat on significantly lower cereal volume, offset by volume gains in baby food, crackers and cookies. Branded snacks recorded significant volume improvements in both periods, as the Company continued to realize the positive effects of last year's restage of its CHEX MIX line. A capital project at the Company's Bremner manufacturing plant in Kentucky was completed during the fourth quarter and should allow the Company to begin producing and shipping private label shredded wheat cereals and crackers in early fiscal 1997.

RESORT OPERATIONS

Resort Operations reported operating losses for the historically weak fourth quarter in line with those of last year, but posted a record $23.0 million operating profit for the year, up from $17.1 million last year due to favorable weather conditions and increased skier visits. The three resorts posted 2.7 million skier visits for the year, a five percent improvement versus last year, and increased room nights. Keystone was the first Colorado ski resort to open this season, with an October 21, 1996 opening, followed by Breckenridge on October 25th, its earliest opening ever.

Resort Operations sales improved 5.3 percent in the quarter and 6.3 percent for the year.

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FOURTH ADD - RALCORP HOLDINGS

PENDING SALES OF OPERATIONS

During the fourth quarter, the Company announced that it had reached agreements to sell its Resort Operations and branded cereal and snack business. The sales of Resort Operations and the branded cereal and snack business, which are subject to government review, are anticipated to close in late calendar 1996 and early calendar 1997, respectively. Once completed, Ralcorp will continue to operate its Ralston Foods private label cereal, Beech-Nut and Bremner businesses.

See attached schedule and notes for additional information on the 1996 and 1995 fourth quarters and years.

                                 # # #

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
                                              RALCORP HOLDINGS, INC.
                                       CONSOLIDATED STATEMENT OF EARNINGS
                                       (in millions except per share data)

                                                 Three Months Ended                     Year Ended
                                                    September 30,                      September 30,
                                            ---------------------------       -----------------------------
                                               1996              1995            1996              1995
                                            ---------         ---------       -----------       -----------
Net Sales                                   $   224.6         $   245.2       $   1,027.4       $   1,013.4
                                            ---------         ---------       -----------       -----------

Costs and Expenses
  Cost of products sold                         128.5             137.0             536.8             530.4
  Selling, general and administrative            45.1              44.7             177.6             164.9
  Advertising and promotion                      44.1              52.1             233.3             213.2
  Interest                                        6.6               7.0              26.8              28.2
  Nonrecurring charges                          109.5              21.9             109.5              21.9
  Restructuring charge                           (4.2)                -              16.5                 -
                                            ---------         ---------       -----------       -----------
                                                329.6             262.7           1,100.5             958.6
                                            ---------         ---------       -----------       -----------
(Loss) Earnings before Income Taxes            (105.0)            (17.5)            (73.1)             54.8
Income Taxes                                    (38.6)             (6.8)            (26.3)             21.4
                                            ---------         ---------       -----------       -----------
Net (Loss) Earnings                         $   (66.4)        $   (10.7)      $     (46.8)      $      33.4
                                            =========         =========       ===========       ===========
(Loss) Earnings per Common Share            $   (2.02)        $    (.32)      $     (1.42)      $      1.00
                                            =========         =========       ===========       ===========
Average Shares Outstanding                       32.9              33.3              33.0              33.5

See accompanying notes

NOTES:


1. In September 1996, the Company recorded a $109.5 million pre-tax impairment charge ($68.8 million after taxes or $2.09 per common share) related to its private label cereal and consumer hot cereal operations. This charge was recorded under the provisions of Statement of Financial Accounting
      Standards No. 121 "Accounting for the Impairment of
      Long-Lived Assets and Long-Lived Assets to be
      Disposed Of" (FAS 121), issued by the Financial
      Accounting Standards Board in March 1995. Such provisions require recognition of an impairment loss when the sum of undiscounted expected future cash flows are insufficient to cover the carrying value of associated revenue producing long-lived assets.

2.    Earnings for the fourth quarter of fiscal 1996 were
      favorably impacted by adjustments to advertising and
      promotion accruals recorded earlier in the year.
      Advertising and promotion expense for the current
      year fourth quarter was $44.1 million compared to
      fourth quarter of fiscal 1995 advertising and
      promotion expense of $52.1 million. This advertising
      and promotion accrual adjustment became necessary
      when it was determined that redemption
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      levels for in-ad coupon programs and cereal sales
      volumes were below the expectations used to record advertising and promotion expense in the previous interim periods.

3. Earnings for the fourth quarter of fiscal 1996 were negatively impacted by the recording of approximately
      $4.0 million of certain transaction costs related to the Company's proposed sale of its Resort Operations.
      This impact on fourth quarter earnings was offset by a $4.2 million adjustment to the Company's $20.7 million third quarter restructuring charge (see Note
      5). The Company determined that the two components of the restructuring charge estimated for branded cereal product returns/reclamations and certain employee benefits are no longer required.

4. The average shares outstanding used to compute earnings (loss) per common share for the quarter and twelve month periods ended September 30, 1996 and 1995 are based on the average number of shares of Ralcorp Common Stock outstanding for the periods then ended. Earnings (Loss) per common share is computed independently for all periods presented, therefore, the sum of earnings (loss) per common share amounts for the quarters may not total year-to-date.

5. During the quarter ended June 30, 1996, the Company recorded a pre-tax charge of $20.7 million ($13.0 million after taxes or $.39 per common share) to recognize the costs related to the restructuring of its ready-to-eat cereal subsidiary, Ralston Foods.
      As a result of this restructuring plan, approximately
      100 positions have been eliminated from the Ralston
      Foods subsidiary and corporate support groups, primarily at the Company's headquarters in St. Louis, MO. In addition, the restructuring plan includes the partial closing of the Ralston Foods production facility in Battle Creek, MI, thereby reducing excess production capacity in the Ralston Foods system and eliminating approximately 190 jobs from the production and administrative staffs at that facility.

6. In September 1995, the Company decided to exit the industrial oats business and close oat milling operations at its Cedar Rapids, Iowa oats and hot cereal facility. As a result of this decision, the Company recorded in the fourth quarter of fiscal
      1995, a nonrecurring pre-tax charge of $10.1 to cover the costs to exit, consisting primarily of the excess of carrying value of related fixed assets over fair value less related disposition costs. In addition to this exit-related charge, the Company also recorded a nonrecurring pre-tax charge of $11.8 in fiscal 1995 representing the impairment of the remaining fixed and intangible assets related to the consumer hot cereal business. These charges were determined under the provisions of FAS 121.

7. During the fourth quarter of fiscal year 1995, the Company wrote off $1.5 million, net of taxes, of small dollar accounts receivable related to prior periods for which it decided not to pursue collection.